3.2	BYLAWS OF URON, Inc.

ARTICLE I. OFFICES

Section 1.01. Registered and Other Offices. The registered office of the corporation in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or statement of the Board of Directors filed with the Secretary of Minnesota changing the registered office in the manner prescribed by law. The corporation may have such other offices, within or without the state of Minnesota, as the Board of Directors shall, from time to time, determine.

ARTICLE II. MEETINGS OF SHAREHOLDERS

Section 2.01. Time and Place of Meetings. Regular or special meetings of the shareholders, if any, shall be held on the date and at the time and place fixed by the Chief Executive officer, the Chairman of the Board, or the Board, except that a regular or special meeting called by, or at the demand of the shareholder or shareholders, pursuant to Minnesota Statutes, Section 302A.43a Subd. 2, shall be held in the country where the principal executive office is located.

Section 2.02. Regular Meetings. At any regular meeting of the shareholders there shall be an election of qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within one year after the date of the meeting. Any business appropriate for action by the shareholders may be transacted at a regular meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the shareholders are present in person or by proxy and none of them objects to such designation. Regular meetings may be held no more frequently than once per year.

Section 2.03. Demand by Shareholders. Regular or special meetings may be demanded by a shareholder or shareholders, pursuant to the provisions of Minnesota Statutes, Sections 302A, Subd. 2, and 301A.433, Subd 2, respectively.

Section 2.04. Quorum; Adjourned Meetings. The holders of a plurality of the voting power of the shares entitled to vote at a meeting constitute a quorum for the transaction of business; said holders may be present at the meeting either in person or by proxy. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining existence of a quorum, but consent or opposition shall be counted as a vote in favor of, or against, the proposal and shall be entered in the minutes or other record of action of the meeting if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal which the director has consented or objected.

ARTICLE III. DIRECTORS

Section 3.01. General Purposes.Except as authorized by the shareholders pursuant to a shareholder control agreement of unanimous affirmative vote, the business and affairs of the corporation shall be managed by or shall be under the direction of the Board of Directors.

Section 3.02. Number, Qualifications and Term of Office. Until the first meeting of shareholders, the directors shall be the persons named as directors in the Articles of Incorporation. Thereafter, the number of directors shall be the number last elected by the shareholders. Directors need not be shareholders. Each of the directors shall hold office until the regular meeting of the shareholders next held after his election, until his successor shall have been elected and shall qualify, or until he shall resign or shall have been removed as hereinafter provided.

Section 3.03. Board Meetings; Place and Notice. Meetings of the Board of

Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may designate. In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the corporation, except as may be otherwise unanimously agreed orally or in writing or by attendance. Any director may call a Board meeting by giving two (2) days notice to all directors of the date and time of the meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram or in person. If the meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

Section 3.04. Waiver of Notice. A director may waive notice of a meeting of the Board. A. waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

Section 3.05. Quorum. A. majority of the directors currently holding office is a quorum for the transaction of business.

Section 3.06. Vacancies. Vacancies on the Board resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Each director elected under this Section to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

Section 3.07. Committees. The Board may by resolution establish committees in the manner provided by law. Committee members need not be directors.

Section 3.08 Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting if the director is not able to be present.

ARTICLE IV. OFFICERS

Section 4.01 Number. The officers of the corporation shall consist of a Chief Executive Officer and a Chief Financial Officer. The Chief Executive Officer shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed from time to time by the ward of Directors. The Chief Executive Officer shall also see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer and Chief Financial Officer shall have such other duties as are prescribed by statute. The Board may elect or appoint any other officers it deems necessary for the operation and management of the corporation, each of whom shall have the powers, rights, duties, responsibilities and terms of office determined by the Board from time to time. Any number of offices or functions of those offices may be held or exercised by the same person. If specific persons have not been elected as President or Secretary, the Chief Executive Officer may execute instruments or documents in those capacities. If a specific person has not been elected to office of Treasurer, the Chief Financial Officer of the corporation may sign instruments or documents in that capacity.

Section 4.02. Election and Term of Office. The Board of Directors shall from time to time elect a Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer and any other officers or agents the Bawd deems necessary. Such officers shall hold their offices until their successors are elected and qualified.

Section 4,03. Delegation of Authority. An officer elected or appointed by the Board may delegate some or all of the duties or powers of his office to other persons, provided that such delegation is in writing.

Section 4.04, Compensation of Officers. Officer shall be entitled only to such compensation as shall be established by written contract or agreement duly approved by or on behalf of the corporation, or established or approved by resolution of the Board of Directors. Absent such written contract, agreement or resolution of the Board of Directors, no officer shall have a cause of action against the corporation to recover any amount due or alleged to be due as compensation for services in his or her capacity as an officer of the corporation.

ARTICLE V. SHARES AND THEIR TRANSFER

Section 5.01. Certificates for Shares. Every shareholder of this corporation shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the corporation owned by him. The certificates shall be signed by the Chief Executive Officer and Chief Financial Officer. provided, however, that when the certificate is signed by a transfer agent or registrar, the signatures of any of such officers upon the certificate may be facsimiles, engraved or printed thereon, if authorized by the Board of Directors. Such certificate shall also have typed or printed thereon such legend as may be required by any shareholder control agreement. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled.

Section 5.02. Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or the shareholder's legal representative, or the shareholders' duly authorized attorney in fact, and upon surrender of the certificate or the certificates for such shares. The corporation may treat, as the absolute owner of shares of the corporation, the person or persons in whose name or names the shares are registered on the books of the corporation.

Section 5.03. Lost Certificates. Any shareholder claiming that a certificate for shares has been lost, destroyed or stolen shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation sufficient indemnity bond, in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claims which may be made against it on account of the reissue of such certificate. A new certificate shall then be issues to said shareholder for the same number of shares as the one alleged to have been destroyed, lost or stolen.

CERTIFICATION

I, Steven Bell, do hereby certify that I am the duly elected, qualified or acting Secretary of URON, INCORPORATED, a corporation organized under the laws of the State of Minnesota, and that the foregoing is a true and correct copy of the By-Laws adopted at a meeting of the Board of Directors thereof convened and held in accordance with law and the Articles of Incorporation of said corporation on January 4, 2006

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Secretary